EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman	Erin Patterson
Executive Vice President and	Investor Relations	Public Relations Manager
Chief Financial Officer	StreetConnect, Inc.	LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc.	800-654-3517	503-262-0110 ext. 1393
503-262-0110 ext. 1331	BOOT@stct.com	epatterson@lacrossefootwear.com
LACROSSE FOOTWEAR ANNOUNCES THIRD QUARTER DIVIDEND
Portland, Ore.— July 23, 2008 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of branded work and outdoor footwear, today announced that its Board of Directors has approved a quarterly dividend of twelve and one-half cents ($0.125) per share of common stock. This dividend will be paid on September 18, 2008 to shareholders of record as of the close of business on August 22, 2008.
“The Board of Directors declared the third quarter dividend today in recognition of the Company’s strong financial results and the commitment to future growth while providing value to our shareholders,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work customers include people in law enforcement, agriculture, firefighting, construction, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
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